Exhibit 99.1

NASCENT FOODSERVICE TO PARTICIPATE AT THE 24TH ANNUAL
INTERNATIONAL PIZZA EXPO

—International Pizza Expo recognized as the World’s Largest and Oldest Pizza Tradeshow—

—Nascent Foodservice to exhibit alongside Bellissimo Foods—

San Diego, CA - March 31, 2008- Nascent Wine Co. Inc. (OTC BB: NCTW) (dba Nascent Foodservice), announced today that it will be participating the 2008 International Pizza Expo to be held April 1 – 3, 2008, in Las Vegas, Nevada.

As the exclusive distributor of Bellissimo brands in Mexico, Nascent Foodservice will be exhibiting alongside Bellissimo Foods, the leading foodservice provider to independent pizzerias and Italian restaurants in the U.S.

The International Pizza Expo is the largest pizza restaurant and trade show in the world, held every year in Las Vegas, Nevada (www.PizzaExpo.com).  The Pizza Expo is visited by suppliers and buyers from Italian restaurants and pizzerias from all over the world.  Pizza Expo 2008 marks the 24th anniversary of the tradeshow and is expected to be largest yet, with over 1,000 exhibitors and 10,000 attendees.

Sandro Piancone, Chief Executive Officer of Nascent Foodservice, stated, “We remain committed to providing our retail partners with the largest selection of premium imported products.  Our attendance at Pizza Expo provides us with the opportunity to get educated on the latest pizza products available as well as establish relationships with leading pizza suppliers in order to expand our portfolio of food and beverage products and export them to Mexico through exclusive distribution agreements.”

Forward Looking Statements

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-QSB, as filed with the Securities and Exchange Commission, as they may be amended from time to time.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.